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Exhibit 99.1

PRESS RELEASE FOR IMMEDIATE RELEASE

Beazer Homes Reports Record First Fiscal Quarter EPS of $3.41, up 24%

ATLANTA, January 27, 2004—Beazer Homes USA, Inc. (NYSE: BZH) (www.beazer.com) today announced results for the quarter ended December 31, 2003, reporting record earnings for the quarter. Highlights of the quarter, compared to the same period of the prior year, are as follows:

Quarter Ended December 31, 2003

  •
  Record diluted EPS: $3.41 (up 24% vs. $2.75 in prior year)

  •
  Home closings: 3,608 (up 4%)

  •
  Total revenues: $810.1 million (up 16%)

  •
  Gross Profit: $165.2 million (up 21%)

  •
  Gross margin: 20.4% (up 90 basis points)

  •
  Operating Income: $75.7 million (up 28%)

  •
  Operating Income margin: 9.3% (up 90 basis points)

  •
  Net income: $47.2 million (up 28%)

  •
  New orders: 3,304 (up 5%)

  •
  Backlog at 12/31/03: 7,122 homes (up 15%), sales value $1.65 billion (up 34%)

  •
  Active Subdivisions at 12/31/03: 506 (up 8%)

Record Earnings for December Quarter

        "We are pleased to announce strong financial results for our first quarter of fiscal 2004," said President and Chief Executive Officer Ian J. McCarthy. "Our home closings, revenues and new orders were all December quarter records, indicating continued strength in the housing industry and Beazer Homes' position in the market. This was accompanied by record earnings for the quarter, illustrating our ongoing commitment to achieving profitable growth by leveraging our size, scale and geographic reach, and continuing to execute specific growth and profitability initiatives."

        "Beazer Homes' backlog now stands at 7,122 homes with a sales value of $1.65 billion, up 15% and 34%, respectively, from the backlog homes and sales value at December 31, 2002. This sizable backlog increase provides excellent visibility as we move forward in fiscal 2004," added McCarthy.

Strong Financial Position; Profit Margin Expansion in December Quarter

        "Beazer Homes' financial position remained strong during the first fiscal quarter," said James O'Leary, Executive Vice President and Chief Financial Officer. "At December 31, 2003, debt to total capitalization and net debt to total capitalization stood at 48% and 45%, respectively, with a cash balance of $102.2 million. Furthermore, we achieved continued profit margin improvement as we continue to execute on our profit improvement initiatives."

        During the first fiscal quarter of 2004, the Company increased both its gross margin and operating margin by 90 basis points compared to the same period a year ago, inclusive of increased marketing expenses associated with the Company's initiative to strengthen and leverage its brand identity. This improvement reflects continued strong industry fundamentals and continued emphasis on improved profitability. These gains were achieved despite weaker performance in the Company's Midwest operations and the inclusion of additional warranty expenses associated with construction defect claims from water intrusion at one of its Midwest divisions. The Company intends to focus efforts on improving performance in the Midwest operations and is commencing a strategic and financial review of these operations to develop an improvement plan. At this time the elements and any related costs or financial impact of such improvement plan can not be determined or estimated.

Beazer Homes Reiterates Target EPS Growth of 10-15% in Fiscal 2004

        "Our strong backlog coupled with our expectations of continued strength in the housing market provide us confidence in our future growth opportunities," said McCarthy. "In addition, we expect continued execution on our strategic initiatives that leverage our national brand, capitalize on our broad geographic profile through focused product expansion and price-point diversification, and drive best practices to achieve optimal efficiencies, will place us in a strong position for continued growth. As such, we reiterate our expectation of generating diluted earnings per share in the range of $14.00 - $14.75 in fiscal 2004, representing approximately 10-15% growth over fiscal 2003."

        Beazer Homes USA, Inc., headquartered in Atlanta is one of the country's ten largest single-family homebuilders with operations in Arizona, California, Colorado, Delaware, Florida, Georgia, Indiana, Kentucky, Maryland, Mississippi, Nevada, New Jersey, North Carolina, Ohio, Pennsylvania, South Carolina, Tennessee, Texas and Virginia. Beazer Homes also provides mortgage origination and title services to its homebuyers.

Forward-Looking Statements

        Certain statements in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. Such risks, uncertainties and other factors include, but are not limited to changes in general economic conditions, fluctuations in interest rates, increases in raw materials and labor costs, levels of competition, the possibility that the Company's improvement plan for the Midwest will not achieve desired results, and other factors described in the Company's Annual Report and Form 10-K for the year ended September 30, 2003.

Contact:	Leslie H. Kratcoski Director, Investor Relations (770) 829-3764 lkratcos@beazer.com

-Tables Follow-

DRAFT

BEAZER HOMES USA, INC.
CONSOLIDATED OPERATING AND FINANCIAL DATA
(Dollars in thousands, except per share amounts)

FINANCIAL DATA

	Quarter Ended December 31,
	2003	2002
INCOME STATEMENT
Revenues	$810,108	$700,160
Costs and expenses:
Home construction and land sales	644,949	563,717
Selling, general and administrative expense	89,507	77,377

Operating income	75,652	59,066
Other income	1,702	1,959

Income before income taxes and extraordinary item	77,354	61,025
Income taxes	30,168	24,105

Net income	$47,186	$36,920

Net income per common share:
Basic	$3.55	$2.88

Diluted	$3.41	$2.75

Weighted average shares outstanding, in thousands:
Basic	13,281	12,811
Diluted	13,829	13,424
Interest incurred	$16,871	$16,582
Interest amortized to cost of sales	$13,687	$11,900
Depreciation and amortization	$4,014	$2,731

SELECTED BALANCE SHEET DATA

	December 31,
	2003	2002
Cash	$102,267	$80,830
Inventory	1,960,408	1,418,280
Total assets	2,450,391	1,889,507
Total debt	948,465	739,417
Shareholders' equity	1,043,254	837,516

OPERATING DATA

	Quarter Ended December 31,
	2003	2002
SELECTED OPERATING DATA
Closings:
Southeast region	1,257	1,093
West region	1,214	1,040
Central region	240	266
Mid-Atlantic region	318	295
Midwest region	579	788

Total closings	3,608	3,482

New orders, net of cancellations:
Southeast region	1,043	1,015
West region	1,454	939
Central region	185	232
Mid-Atlantic region	316	452
Midwest region	306	503

Total new orders	3,304	3,141

Backlog at end of period	7,122	6,178

Dollar value of backlog at end of period	$1,651,319	$1,234,479

Active subdivisions:
Southeast region	178	179
West region	105	84
Central region	40	31
Mid-Atlantic region	48	39
Midwest region	135	135

Total active subdivisions	506	468

	Quarter Ended December 31,
	2003	2002
SUPPLEMENTAL FINANCIAL DATA:
Revenues
Home sales	$793,297	$688,770
Land and lot sales	7,735	2,495
Mortgage origination revenue	12,146	12,484
Intercompany elimination—mortgage	(3,070)	(3,589)

Total revenues	$810,108	$700,160

Cost of home construction and land sales
Home sales	$640,117	$565,364
Land and lot sales	7,902	1,942
Intercompany elimination—mortgage	(3,070)	(3,589)

Total costs of home construction and land sales	$644,949	$563,717

Selling, general and administrative
Homebuilding operations	$82,113	$70,516
Mortgage origination operations	7,394	6,861

Total selling, general and administrative	$89,507	$77,377

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Beazer Homes Reports Record First Fiscal Quarter EPS of $3.41, up 24%